Exhibit 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-8 Nos. 333-121538 and 333-161902) pertaining to the Oxford Industries, Inc. Long-Term Stock Incentive Plan,

(2)	Registration Statements (Form S-8 Nos. 333-121535 and 333-161904) pertaining to the Oxford Industries, Inc. Employee Stock Purchase Plan, and

(3)	Registration Statement (Form S-8 No. 333-130010) pertaining to the Oxford Industries, Inc. Deferred Compensation Plan;
of our reports dated March 28, 2016, with respect to the consolidated financial statements and schedule of Oxford Industries, Inc. and the effectiveness of internal control over financial reporting of Oxford Industries, Inc. included in this Annual Report (Form 10-K) of Oxford Industries, Inc. for the year ended January 30, 2016.

/s/ Ernst & Young LLP

Atlanta, Georgia
March 28, 2016